Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Paul K. Suijk
Senior Vice President and CFO
(804) 287-5694

CADMUS COMMUNICATIONS REPORTS FIRST QUARTER RESULTS

Continued Year over Year Improvement and Debt Reduction

RICHMOND, VA (October 28, 2004) — Cadmus Communications Corporation (Nasdaq/NM: CDMS) today announced net sales of $103.0 million for the first quarter of its fiscal year 2005, a decline of 4% from $106.9 million in last year’s first quarter. Operating income was $8.2 million and net income was $3.2 million, or $0.34 per share, for the first quarter of fiscal 2005, compared to operating income of $7.1 million and net income of $2.1 million, or $0.23 per share, in the first quarter of fiscal 2004.1 The results2 for the first quarter of fiscal 2005 include $1.0 million, or $0.07 per share net of taxes, of other income from an insurance recovery.

Highlights for the first quarter3 were as follows:

•	Net sales declined by approximately 4% compared to last year’s first quarter, as continued double-digit growth in the Specialty Packaging segment was more than offset by lower sales in the Publisher Services segment;

•	Operating income and operating margins improved over the prior year (both with and without the inclusion of the $1.0 million insurance recovery);

•	Specialty Packaging revenues increased 12% to $16.4 million and operating margins expanded from 2.4% last year to 7.4%;

•	EBITDA rose 9% from last year’s first quarter to $13.2 million and EBITDA margins rose to 12.8% from 11.3%; and

•	Total debt decreased by $6.1 million (excluding the market value of swap agreements) and our total debt to EBITDA ratio[4] on a trailing 12-month basis declined to 3.0 to 1.0.

[1]	Adjusted for certain restructuring-related costs in last year’s first quarter and as described in the portion of this release entitled “Use of GAAP and Non-GAAP Measures” (to which reference should be made for a complete description of the Company’s use of non-GAAP measures and the rationale for their inclusion in this release), operating income for last year’s first quarter was $7.2 million and income was $2.2 million, or $0.24 per share.
[2]	For the quarter, operating income, net income, earnings per share, and EBITDA all reflect the inclusion of a $1.0 million (or $0.64 million net of taxes) insurance recovery.
[3]	For the quarter, operating income, net income, earnings per share, and EBITDA all reflect the inclusion of a $1.0 million (or $0.64 million net of taxes) insurance recovery. In addition, refer to the portion of this release entitled “Use of GAAP and Non-GAAP Measures” for a complete description of the Company’s use of non-GAAP measures and the rationale for their inclusion in this release.
[4]	Total debt/EBITDA is a measure used internally to measure our on-going business performance and in reports to bankers to permit monitoring of the Company’s ability to repay outstanding liabilities. This ratio is computed as our total debt divided by EBITDA for the twelve-months ended September 30, 2004, all as defined in our senior bank credit facility.

Bruce V. Thomas, president and chief executive officer, remarked, “We are generally pleased with our results for the first quarter. While we did see a decline in revenues, our operating income, operating margins, EBITDA, EBITDA margins, and EPS all improved over the first quarter of last year and were better even before considering the impact of our insurance recovery. These improvements were achieved despite a more challenging pricing environment in our Publisher Services segment as several large customer contracts came up for renewal.”

Continuing, Mr. Thomas stated, “We are pleased with the continued strong performance of our Specialty Packaging business, which recorded a double-digit increase in net sales and a significant increase in operating income. We continue to expand our Global Packaging Solutions unit, adding global production partners and broadening our range of “in country” packaging solutions. We are also encouraged by the improved profitability in our special interest magazine business, which achieved nearly 4% operating margins for the quarter. While this was short of our 5% target, it was much improved over last year. Finally, we continued to invest in and are making good progress with our growth-oriented initiatives. We are encouraged that these initiatives will position us to deliver better growth as we go forward.”

Paul K. Suijk, senior vice president and chief financial officer, added, “We are pleased with our cash flow and debt reduction of $6.1 million for the quarter. Our capital spending was lower than the prior year period primarily due to timing, as the first quarter of last year had several larger projects including the addition of press capacity and equipment for our journal print operations and equipment for our packaging business. In addition, we continue to focus on working capital initiatives to further de-leverage the Company. During the quarter, we repurchased approximately 22,000 shares of our common stock under the previously announced stock repurchase program to minimize potential dilution relating to increased exercises of stock option grants.”

First Quarter Operating Results Review

Net sales for the first quarter totaled $103.0 million compared with $106.9 million last year, a decrease of 4%. Publisher Services segment sales were $86.6 million, a decrease of 6% from $92.3 million last year, as a result of (i) management’s plan to manage capacity, improve business mix, and generally drive for higher margins in the special interest magazine market, (ii) lower freight and postage (which are pass through costs for the Company), and (iii) pricing pressures as several larger customer contracts came up for renewal. Specialty Packaging segment sales were $16.4 million, an increase of 12% from $14.6 million last year, as this division continued to benefit from recurring projects from healthcare and consumer products customers and from improved revenues from its Global Packaging Solutions initiative.

Operating income was $8.2 million or 8.0% of net sales in the first quarter, compared to $7.2 million, or 6.7% of net sales last year, adjusted as described below.5 Net income for the first quarter totaled $3.2 million, or $0.34 per share, compared with income, adjusted as described below,6 of $2.2 million, or $0.24 per share, in last year’s first quarter. The results for the first quarter of fiscal 2005 include a $1.0 million, or $0.07 per share net of taxes, insurance recovery related to a previously disclosed employee fraud in the Publisher Services segment. Adjusted for this recovery, operating income was $7.2 million, or 7.0% of net sales, and net income was $2.5 million, or $0.27 per share. For the quarter, Publisher Services operating income rose 9% to $9.5 million and operating margins rose to 10.9% from 9.4% last year. Adjusted for the insurance recovery, operating income for the Publisher Services segment declined 2% but operating margins rose to 9.8% from 9.4% last year7. Specialty Packaging operating income rose 243% as the business continued to benefit from higher overall volume, improved business mix, and efficiencies derived from new and more efficient technology and work flows.

[5]	On a GAAP basis, operating income of $7.1 million was 6.6% of net sales for the first quarter of fiscal 2004.
[6]	On a GAAP basis, net income was $2.1 million, or $0.23 per share, for the first quarter of fiscal 2004.
[7]	For the first quarter of fiscal 2005, Publisher Services segment operating income was $9.5 million, or 10.9% of segment net sales of $86.6 million. Adjusted for the $1.0 million insurance recovery, operating income was $8.5 million, or 9.8% of segment net sales. For the first quarter of fiscal 2004, Publisher Services segment operating income was $8.7 million, or 9.4% of segment net sales of $92.3 million.

Cash generated from operations resulted in a decrease in total debt of $6.1 million for the quarter, excluding the market value of swap agreements. The Company repurchased approximately 22,000 shares of its common stock during the first quarter under the previously announced stock repurchase program.

Outlook for Fiscal 2005

Commenting on the Company’s outlook for fiscal 2005, Mr. Thomas stated, “For the balance of fiscal 2005, we expect to encounter continued pricing pressures in most of our markets. Despite this, we believe that the combination of continued momentum in our Specialty Packaging segment and the positive impact of our growth and profit improvement initiatives in our Publisher Services segment should permit us to sustain our track record of year over year improved earnings throughout fiscal 2005. Assuming that industry and market conditions do not deteriorate and we continue to obtain the expected benefits from our key initiatives, our targets remain unchanged.”

Use of GAAP and Non-GAAP Measures

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), the Company has included in this release the following non-GAAP financial measures: (1) “operating income” and “operating income margin” adjusted to exclude restructuring and other charges of $0.1 million for the three months ended September 30, 2003, (2) “income” adjusted in the same manner and for the same items as operating income, (3) “earnings per share” adjusted to exclude the restructuring and other charges in the same manner as operating income for the three months ended September 30, 2003; and (4) “EBITDA” and “EBITDA margin” as a percent of net sales with EBITDA being defined by the Company as earnings before interest, taxes, depreciation, amortization and securitization costs. The Company also excludes the cumulative effect of a change in accounting principle, discontinued operations, debt refinancing expenses, and the impact of restructuring and other charges from the computation of EBITDA. For each non-GAAP financial measure, the Company has presented the most directly comparable GAAP financial measure and has reconciled the non-GAAP financial measure with such comparable GAAP financial measure (see the Selected Financial Information and Reconciliation of GAAP to Non-GAAP Measures table attached).

These non-GAAP financial measures provide useful information to investors to assist in understanding the underlying operational performance of the Company. Specifically, (1) the exclusion of restructuring and other charges permits comparisons of results for on-going business facilities under the current operating structure and (2) EBITDA and EBITDA margin as a percent of net sales are useful measures of operating performance before the impact of investing and financing transactions, providing meaningful comparisons between companies’ earnings power and consistent period-over-period comparisons of the Company’s performance. In addition, the Company uses these non-GAAP financial measures internally to measure its on-going business performance and in reports to bankers to permit monitoring of the Company’s ability to repay outstanding liabilities.

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world’s largest provider of content management and production services to scientific, technical and medical journal publishers, the fourth largest periodicals printer in North America, and a leading provider of specialty packaging and promotional printing services. Additional information about Cadmus is available at www.cadmus.com.

Statements contained in this release relating to Cadmus’ future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the overall economic environment, (2) the equity market performance and interest rate environment, which can impact our pension liability, (3) our ability to develop and market new capabilities and services to take advantage of technology changes in the publishing process, especially for scientific, technical and medical journals, (4) our ability to grow revenue and market share in the educational market, (5) significant price pressure in the markets in which we compete, (6) the loss of significant customers or the decrease in demand from customers, (7) our ability to continue to obtain improved efficiencies and lower production costs, (8) the financial condition and ability to pay of certain customers, (9) our ability to continue to negotiate new labor contracts at our U.S.-based manufacturing facilities, and (10) our ability to operate effectively in markets outside of North America. Other risk factors are detailed from time to time in our other Securities and Exchange Commission filings. The information provided in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2004	2003
Net sales	$102,977	$106,909

Cost of sales	84,236	87,743
Selling and administrative	11,514	11,965
Restructuring and other charges	—	114
Other income	(1,000)	—

	94,750	99,822

Operating income	8,227	7,087

Interest and other expenses:
Interest	3,174	3,443
Securitization costs	—	121
Other, net	(42)	42

	3,132	3,606

Income before income taxes	5,095	3,481

Income tax expense	1,912	1,381

Net income	$3,183	$2,100

Earnings per share, assuming dilution	$0.34	$0.23

Weighted-average common shares outstanding	9,385	9,121

Cash dividends per common share	$0.0625	$0.0500

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2004 (Unaudited)	June 30, 2004
Assets:
Cash and cash equivalents	$273	$1,899
Accounts receivable, net	54,011	52,687
Inventories	22,247	21,510
Other current assets	7,283	7,806
Property plant and equipment, net	100,359	103,103
Other assets, net	130,043	128,745

Total assets	$314,216	$315,750

Liabilities and shareholders’ equity:
Accounts payable	$30,204	$30,631
Accrued expenses and other current liabilities	25,623	23,090

Total current liabilities	55,827	53,721

Total debt:
Senior bank credit facility (matures 1/28/08)	36,700	42,800
Senior subordinated notes (matures 6/15/14)	125,000	125,000

Subtotal debt before swap agreements	161,700	167,800
Fair market value of interest rate swap agreements	1,261	(239)

Total long-term debt	162,961	167,561

Other long-term liabilities	41,174	43,207
Shareholders’ equity	54,254	51,261

Total liabilities and shareholders’ equity	$314,216	$315,750

Certain previously reported amounts have been reclassified to conform to the current year presentation.

SEGMENT INFORMATION

(in thousands, unaudited)

	Three Months Ended September 30,
	2004	2003
Net sales:
Publisher Services	$86,581	$92,309
Specialty Packaging	16,396	14,600

Total net sales	$102,977	$106,909

Operating income (loss):
Publisher Services	$9,465	$8,679
Specialty Packaging	1,214	354
Unallocated/other	(2,452)	(1,823)
Restructuring and other charges	—	(114)
Loss on sale of fixed assets	—	(9)

Total operating income	$8,227	$7,087

SELECTED FINANCIAL INFORMATION

AND RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands, except per share data and percents)

(Unaudited)

	Three Months Ended September 30,
	2004		2003
Capital expenditures	$1,996		$5,538

Operating income, as reported	$8,227	8.0%	$7,087	6.6%
Restructuring and other charges (A)	—	—	114	0.1

Operating income, as adjusted	$8,227	8.0%	$7,201	6.7%

Income, as reported	$3,183	3.1%	$2,100	2.0%
Income tax expense	1,912	1.9	1,381	1.3

Income before income taxes, as reported	5,095	5.0	3,481	3.3
Restructuring and other charges (A)	—	—	114	0.1

Income, as adjusted	5,095	5.0	3,595	3.4
Income taxes	1,912	1.9	1,420	1.3

Income, as adjusted	$3,183	3.1%	$2,175	2.1%

Earnings per share, assuming dilution:
Net income, as reported	$0.34		$0.23
Restructuring and other charges, net of taxes(A)	—		0.01

Earnings per share, assuming dilution, as adjusted	$0.34		$0.24

Net income, as reported	$3,183	3.1%	$2,100	2.0%
Income taxes	1,912	1.9	1,381	1.3
Interest	3,174	3.1	3,443	3.2
Securitization costs	—	—	121	0.1
Depreciation	4,737	4.6	4,772	4.4
Amortization	163	0.1	163	0.2
Restructuring and other charges (A)	—	—	114	0.1

EBITDA	$13,169	12.8%	$12,094	11.3%

Margin percentages reflect percentage of net sales.

(A)	Restructuring charges were $0.1 million, net of tax, for the three months ended September 30, 2003.